EXHIBIT 99

For Further Information:

Terri McNeill

The Dow Chemical Company

989-636-0626

William Stavropoulos to Retire as Chairman of Dow;

Andrew Liveris Elected Chairman Effective April 1, 2006

Midland, Mich - December 13, 2005 - The Dow Chemical Company (NYSE: DOW) today announced that William S. Stavropoulos will retire as chairman of the board, effective April 1, 2006. Dow's Board of Directors has elected Andrew N. Liveris, president and chief executive officer (CEO), to succeed Stavropoulos as chairman upon his retirement. Liveris will retain his role as president and CEO.

Stavropoulos, 66, is retiring after 39 years of service at Dow. He was elected to Dow's Board in 1990 and has served as chairman since 2000. Liveris, 51, was elected president and chief executive officer by Dow's Board of Directors in 2004. He had served as president and chief operating officer since 2003.

"Bill's distinguished career at Dow and his steadfast leadership as chairman have truly transformed the company and solidified Dow's standing as a respected global leader," said Harold T. Shapiro, presiding director of Dow's Board of Directors. "We are confident that Andrew will continue to provide the vision and drive necessary to ensure that Dow builds on this strong foundation and delivers on its plans to invest for strategic growth while maintaining strong financial discipline."

Stavropoulos joined Dow in 1967 and held a variety of research and business positions before becoming president of Dow Latin America in 1984. In 1990, he was named president of Dow U.S.A. and was elected a vice president of Dow. Stavropoulos was elected to Dow's Board of Directors in 1990 and became chief operating officer in 1993. He served as chief executive officer during 1995-2000 and 2002-2004.

Stavropoulos is a director of BellSouth Corporation, Chemical Financial Corporation, Maersk Inc., and NCR Corporation. He is a trustee to the Fidelity Group of Funds. He also serves on the board of American Enterprise Institute for Public Policy Research as well as the advisory board of Metalmark Capital LLC. Stavropoulos is past chairman of the American Chemistry Council, Society of Chemical Industry, and American Plastics Council. He is a member of The Business Council, University of Notre Dame Advisory Council for the College of Science, and J.P. Morgan International Council.

Stavropoulos has received many honors throughout his career including: the CEO of the Year Kavaler Award in 1999; the Société de Chimie Industrielle's 2001 Palladium Medal Award; the 2001 Chemical Industry Medal Award from Society of Chemical Industry; Institutional Investor magazine's award as one of the Best CEOs in America in the category of Chemicals/Commodity (1998, 2003 and 2004); the 2003 Society of Plastic Engineers Annual Business Management Award; The Man of the Year Award from the Hellenic American Chamber of Commerce in 2000; The Man of the Year Award from Hellenic American Bankers Association in 1997; The Man of the Year Award from the American Hellenic Education Progressive Association in 1995; the Ellis Island Medal of Honor in 1998; Northwood University's 2004 Outstanding Business Leader Award; an honorary Doctor of Laws Degree from Northwood University in 1998; and induction into Junior Achievement of Central Michigan's Business Hall of Fame in 2005.

Stavropoulos holds a bachelor of science degree from Fordham University and a doctorate in medicinal chemistry from the University of Washington.

Liveris was elected to Dow's Board of Directors in 2004. His 29-year Dow career has spanned manufacturing, sales, marketing, new business development and management. He has spent the bulk of his career in Asia, where he was general manager for the company's operations in Thailand, and later head of all Asia-Pacific operations. He began his Dow career in 1976 in Australia.

Liveris was born in Darwin, Australia and later lived in Brisbane, where he attended the University of Queensland, graduating with a bachelor's degree (first-class honors) in Chemical Engineering. He is a Chartered Engineer and a Fellow of The Institute of Chemical Engineers.

Liveris serves on the Board of Directors of Citigroup, Inc. He is an officer of the American Chemistry Council, the industry's trade association, and is a member of the following organizations: the American Australian Association, a non-profit group dedicated to education involving both bi-lateral and international issues; the Business Council; the Business Roundtable; the Detroit Economic Club; the G100, an association of leading CEOs; the International Business Council; the National Petroleum Council; the Société de Chimie Industrielle; the U.S.-China Business Council; and the World Business Council for Sustainable Development.

Liveris resides in Midland, Michigan, where he serves on the Board of Trustees of the Herbert H. and Grace A. Dow Foundation.

For a complete list of Dow's board members, committee assignments, and other corporate governance information, visit Dow's web site at www.dowgovernance.com.

Dow is a leader in science and technology, providing innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $40 billion, Dow serves customers in 175 countries and a wide range of markets that are vital to human progress: food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its 43,000 employees seek to balance economic, environmental and social responsibilities. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted.

For further information, visit Dow's website at www.dow.com.